Exhibit 99.1

Green Bankshares Announces the Retirement of Chief Financial Officer James E. Adams

GREENEVILLE, Tenn.--(BUSINESS WIRE)--February 16, 2011--Green Bankshares, Inc. (NASDAQ:GRNB), the holding company for GreenBank, today announced James E. Adams (age 66), the Company's Executive Vice President and Chief Financial Officer, has notified the Company and GreenBank of his intention to retire effective May 16, 2011. The Company will commence a search for his replacement immediately. Adams is expected to provide advisory services to the Company and GreenBank for six months following his retirement to assist in the transition of his responsibilities to his replacement.

"On behalf of our Board of Directors and the entire Green Bankshares team, I want to express our gratitude to Jim for his leadership, dedication and hard work," said Stephen M. Rownd, Chairman and Chief Executive Officer. "Since joining Green Bankshares in 2005, Jim has made a significant contribution to our management team. He has been invaluable in improving our financial systems and reporting, and helping us address the challenging issues inherent with operating a bank in a difficult economic environment. It has been a pleasure to work side-by-side with Jim, and we wish him well as he enters this new chapter in his life."

Adams added, "It has been a privilege to work for great customers and with the dedicated employees throughout Green Bankshares, and I am proud to have been part of the team. I am grateful for good health and a wonderful family, and considering I will turn 67 in May, I think the time is right to take advantage of these gifts and spend more time with my family. Together with management and the Board of Directors, I am committed to working to ensure a smooth transition to the Company's next chief financial officer."

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.4 billion at December 31, 2010, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending and Fairway Title Co., a title insurance company.

CONTACT:
Green Bankshares, Inc.
Stephen M. Rownd, 423-278-3323
Chairman and Chief Executive Officer